Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire Senior Vice President and Chief Financial Officer 919-862-1000	Mike Freeman Director, Investor Relations and Corporate Communications 919-862-1000

SALIX ANNOUNCES POSITIVE RESULTS

OF RIFAXIMIN PHASE III STUDY

RALEIGH, NC, September 2, 2003—Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced results of its most recently-completed Phase III Rifaximin clinical study. Results of the study demonstrated that treatment with Rifaximin provided a statistically significant reduction (p less than 0.005), compared to placebo, in the duration of diarrhea after the start of therapy, measured using the time to last unformed stool, or TLUS. TLUS was the primary endpoint of the study. Results of the study also provided substantial additional information regarding the clinical microbiology of Rifaximin. These findings provide confirmation of study results submitted in December 2001 as part of the New Drug Application, or NDA, seeking approval of Rifaximin in treating travelers’ diarrhea.

Commenting on the study results, Dr. Art Kamm, Senior Vice President, Research and Development and Chief Development Officer, stated, “These results provide substantial additional information as requested by the U.S. FDA in its October 25, 2002 approvable letter. Consequently, we believe this information will serve a critical role in providing information the FDA needs in order to complete its review of our NDA for Rifaximin. We are extremely pleased to announce these results and continue to expect to submit an amendment to the NDA in or prior to November 2003.”

The multi-center, double-blind, randomized, placebo and active-controlled study evaluated the efficacy of Rifaximin in treating travelers’ diarrhea in 399 adult subjects. The study was conducted at sites located in Mexico, Guatemala, India and Peru.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 84-member gastroenterology specialty sales and marketing team. Salix trades on the Nasdaq National Market under the ticker symbol “SLXP.”

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of regulatory review and clinical trials, intellectual property risks, the need to acquire additional products and management of rapid growth. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.